Exhibit 99.1

FOR IMMEDIATE RELEASE

VERTIS ANNOUNCES ANN RAIDER AS CHIEF STRATEGY OFFICER

Customer Loyalty Strategist to Lead Sales and Marketing

For more

information, contact:

Michelle Metter

or Maria Amor

Formula

(619) 234-0345

Grace Platon

Vertis

(800) 365-8957

BALTIMORE, Md. (April 15, 2005) – Vertis today announced that Ann Raider has joined the company as chief strategy officer. In her new role, Raider will lead Vertis’ North America sales and marketing teams. She will also direct the company’s strategy, identifying new opportunities to help clients improve the effectiveness of their marketing and advertising programs.

“Ann Raider is a recognized leader in developing world-class marketing solutions for companies across various industries,” said Dean Durbin, president and chief operating officer of Vertis. “Ann’s proven track record of innovation based on current market and customer trends will help Vertis provide an even stronger portfolio of targeted marketing products and services.

Raider has extensive experience managing sales, marketing, and business development with Fortune 500 companies.  Prior to joining Vertis, she served as senior vice president of sales and marketing at News America Marketing.  She co-founded Consumer Card Marketing, Inc. (CCMI), a leading customer loyalty-marketing firm, and held senior management positions at Shawmut National Corporation and H.P. Hood.  Raider also worked with Staples and Bank One, serving as a marketing consultant.

“Ann’s strong expertise in database marketing, CRM, loyalty card services, and retail, as well as her leadership roles in financial institutions and consumer products manufacturers, make her uniquely qualified to develop and execute new client solutions for Vertis,” continued Durbin.  “With her high energy and dynamic personality, Ann is an outstanding addition to Vertis’ executive team.”

For more information contact Michelle Metter or Maria Amor at (619) 234-0345.

(more)

About Vertis

Vertis is the premier provider of targeted advertising, media, and marketing services. Its products and services include consumer research, audience targeting, media planning and placement, creative services and workflow management, targeted advertising inserts, direct mail, interactive marketing, packaging solutions, and digital one-to-one marketing and fulfillment.  Headquartered in Baltimore, Md., with facilities throughout the U.S. and the U.K., Vertis combines technology, creative resources, and innovative production to serve the targeted marketing needs of companies worldwide. To learn more about Vertis, visit www.vertisinc.com.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believes, “anticipates, “expects, “estimates, “plans, “intends,” and similar expressions are intended to identify forward-looking statements. All forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from projected results. Factors that may cause these differences include fluctuations in the cost of raw materials we use, changes in the advertising, marketing and information services markets, the financial condition of our customers, actions by our competitors, changes in the legal or regulatory environment, general economic and business conditions in the U.S. and other countries, and changes in interest and foreign currency exchange rates.

Consequently, you should consider any such forward-looking statements only as our current plans, estimates, and beliefs. Even if those plans, estimates, or beliefs change because of future events or circumstances, we decline any obligation to publicly update or revise any such forward-looking statements.

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